Exhibit 99.1

Viking Therapeutics Enters Into $12.5 Million Common Stock Purchase Agreement with Aspire Capital

SAN DIEGO, CA – August 25, 2016 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced it has entered into a $12.5 million common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”).

Under the terms of the agreement, Aspire Capital has made an initial purchase of $500,000 of Viking common stock at $1.50 per share, which represents a 15% premium over the August 24 closing price of $1.31.  In addition, after the Securities and Exchange Commission (SEC) declares the registration statement related to the transaction effective, Aspire Capital has committed to purchase up to an additional $12.0 million in shares of common stock over the next 30 months at prices based on the market price at the time of each sale. No warrants, derivatives, or other share classes are associated with this agreement.  Proceeds from the stock purchase agreement will be used for general corporate purposes, including advancing the company’s drug development pipeline.

“This agreement with Aspire Capital, a long-term, healthcare-focused institutional investor, provides Viking with increased flexibility as we enter an important period for the company and our development pipeline,” said Brian Lian, Ph.D., chief executive officer of Viking.  “The initial stock sale to Aspire Capital, as well as the group’s commitment to further investment over the next 30 months, offers the potential to significantly extend our runway as we advance our Phase 2 clinical programs for VK5211 in hip fracture and VK2809 in hypercholesterolemia and fatty liver disease.”

“We are very pleased to enter into this agreement with Viking, a company that we believe is well-positioned to succeed in becoming a leader in metabolic and endocrine disorder drug development,” commented Steven G. Martin, Managing Member of Aspire Capital.  “In an effort to support the advancement of Viking’s rich pipeline, we are excited to make this initial investment, as well as provide the company with a flexible and efficient source of capital.  In particular, we are looking forward to Phase 2 data for VK5211 and VK2809 next year.  Also, we are very enthusiastic about the potential of VK0214 in X-ALD based on the pre-clinical results announced in late July.”

Under the terms of the common stock purchase agreement, Viking will control the timing and amount of any sale of shares of common stock to Aspire Capital.  Aspire Capital has no right to require any sales by Viking but is obligated to make purchases according to Viking’s direction, as governed by the purchase agreement. There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. Viking maintains the right to terminate the purchase agreement at any time, at its discretion, without any additional cost or penalty.

Viking also entered into a registration rights agreement with Aspire Capital in connection with its entry into the purchase agreement that requires Viking to file a registration statement regarding the shares sold to Aspire Capital.  A complete and detailed description of the purchase agreement and related registration rights agreement is set forth in Viking’s Current Report on Form 8-K, filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding the use of proceeds from the sale of stock under the stock purchase agreement, whether the registration statement related to the financing with Aspire Capital will be declared effective by the SEC and remain effective, the company’s development activities, expectations regarding the announcement of clinical trial data and  VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the SEC, including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com